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                        APPLIED SIGNAL TECHNOLOGY, INC.
                                  EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Applied Signal Technology, Inc. of our report dated December 9, 1996, included in the 1996 Annual Report to Shareholders of Applied Signal Technology, Inc.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-21236) pertaining to the Applied Signal Technology, Inc. Non-Incentive Stock Option Plan of our report dated December 9, 1996, with respect to the financial statements of Applied Signal Technology, Inc. incorporated by reference in this Annual Report (Form 10-K) for the year ended October 31, 1996.

                                                        /s/ Ernest & Young LLP

Palo Alto, California
January 29, 1997



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